Exhibit 99.1

Earthstone Energy, Inc. Reports First Quarter 2017 Results

The Woodlands, Texas, May 8, 2017 – Earthstone Energy, Inc. (NYSE MKT: ESTE) (“Earthstone”, the “Company”, “we” or “us”), today announced financial and operating results for the three month period ended March 31, 2017.

First Quarter 2017 Summary

•	Average daily production of 4,735 Boepd
•	Total revenue of $15.3 million
•	Net income of $0.7 million
•	Adjusted EBITDAX(1) of $5.3 million

(1)See “Reconciliation of Non-GAAP Financial Measure” section below.

Selected Financial Data (unaudited)

($000s except where noted)	Three Months Ended March 31,
	2017	2016
Total Revenue	15,343	6,810
Net Income (Loss)	729	(6,421)
Net Income (Loss) Per Share (Diluted)	0.03	(0.46)
Adjusted EBITDAX(1)	5,334	1,935

Production:
Oil (MBbls)	257	205
Gas (MMcf)	632	485
NGL (MBbls)	64	40
Total (MBoe)	426	325
Average Daily Production (Boepd)	4,735	3,576

Average Prices:
Oil ($/Bbl)	48.77	27.05
Gas ($/Mcf)	2.68	1.94
NGL ($/Bbl)	17.62	8.26
Total ($/Boe)	36.00	20.93

Adjusted for Realized Derivatives Settlements:
Oil ($/Bbl)	47.03	36.37
Gas ($/Mcf)	2.46	2.11
NGL ($/Bbl)	17.62	8.26
Total ($/Boe)	34.63	27.05

(1)	See “Reconciliation of Non-GAAP Financial Measure” section below.

Management Comments

Frank A. Lodzinski, President and Chief Executive Officer of Earthstone Energy, Inc., commented, “As previously announced, we have initiated drilling and completion operations on our operated Eagle Ford acreage in Gonzales County.  Upon closing our business combination with Bold Energy III LLC, our primary focus will be the integration of the companies and development of Bold’s approximate 21,000 net acres (85% operated working interest) in the southern Midland Basin. Including our 2016 acquisition of Lynden Energy Corp., our Midland Basin position now totals approximately 27,000 net acres. We are anxious to further expand our development acreage.”

Special Meeting of Stockholders

As previously announced, a special meeting of Earthstone stockholders will be held on May 9, 2017 at 8:00 a.m. Central time at the offices of the Company, located at 1400 Woodloch Forest Drive, Suite 300, Houston, Texas 77380. The purpose of the meeting will be to consider and act upon the previously announced Contribution Agreement dated November 7, 2016 and as amended on March 21, 2017 (the “Contribution Agreement”), by and among Earthstone, Earthstone Energy Holdings, LLC, Lynden USA Inc., Lynden USA Operating, LLC, Bold Energy Holdings, LLC, and Bold Energy III LLC (“Bold”), and other matters related thereto. Stockholders of record as of the close of business on March 13, 2017 will be entitled to vote at the special meeting of stockholders. Proxy materials related to the special meeting of stockholders were first mailed to stockholders on or about April 7, 2017.

Conference Call Details

Earthstone is hosting a conference call on Wednesday, May 10, 2017 at 11:00 a.m. Eastern (10:00 a.m. Central) to discuss its first quarter 2017 results and current operations.  Investors and analysts are invited to participate in the call by dialing 877-407-8035 for domestic calls or 201-689-8035 for international calls, in both cases asking for the Earthstone conference call.

A replay of the call will be available on the Company’s website and by telephone until 11:59 p.m. Eastern (10:59 p.m. Central), Wednesday, May 24, 2017.  The number for the replay is 877-481-4010 for domestic calls or 919-882-2331 for international calls, using Replay ID: 10375.

About Earthstone

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in developing and operating oil and gas properties.  The Company’s primary assets are located in the Midland Basin of west Texas, the Eagle Ford trend of south Texas, and the Williston Basin of North Dakota.  Earthstone is traded on NYSE MKT under the symbol “ESTE.” For more information, visit the Company’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or

“probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The forward-looking statements include statements about the expected benefits of the proposed transaction pursuant to the Contribution Agreement (the “Transaction”) to Earthstone and its stockholders, the anticipated completion of the proposed Transaction or the timing thereof, the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the combined company, and plans and objectives of management for future operations. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: the ability to obtain stockholder and regulatory approvals of the proposed Transaction; the ability to complete the proposed Transaction on anticipated terms and timetable; Earthstone’s ability to integrate its combined operations successfully after closing the Transaction and achieve anticipated benefits from it; the possibility that various closing conditions for the Transaction may not be satisfied or waived; risks relating to any unforeseen liabilities of Earthstone or Bold; declines in oil, natural gas liquids or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base under Earthstone’s credit agreement; Earthstone’s ability to generate sufficient cash flows from operations to meet the internally funded portion of its capital expenditures budget; Earthstone’s ability to obtain external capital to finance exploration and development operations and acquisitions; the ability to successfully complete any potential asset dispositions and the risks related thereto; the impacts of hedging on results of operations; uninsured or underinsured losses resulting from oil and natural gas operations; Earthstone’s ability to replace oil and natural gas reserves; and any loss of senior management or technical personnel. Earthstone’s annual report on Form 10-K for the year ended December 31, 2016, quarterly reports of Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission (“SEC”) filings discuss some of the important risk factors identified that may affect Earthstone’s business, results of operations, and financial condition. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Additional Information About the Proposed Transaction

In connection with the proposed Transaction, Earthstone filed with the SEC on April 7, 2017 and subsequently mailed to its security holders a definitive proxy statement and other relevant documents. This release is not a substitute for the definitive proxy statement or any other document that Earthstone may file with the SEC or send to its stockholders in connection with the proposed Transaction. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS LATER FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION about Earthstone and the proposed transaction. Investors and security holders can obtain these materials and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of the definitive proxy statement may be obtained free of charge from Earthstone’s website at www.earthstoneenergy.com.  Investors and security holders may also read and copy any reports, statements and other information filed by Earthstone, with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. In addition, the documents filed with the SEC by Earthstone can be obtained free of charge from Earthstone’s website at www.earthstoneenergy.com or by contacting Earthstone by mail at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, TX, 77380, or by telephone at 281-298-4246.

Participants in the Solicitation

Earthstone and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed Transaction.  Information regarding Earthstone’s directors and executive officers is available in its annual report on Form 10-K for the year ended December 31, 2016 filed with the SEC by Earthstone on March 15, 2017. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the definitive proxy statement filed with the SEC on April 7, 2017.

This release does not constitute an offer to sell or the solicitation of any offer to buy any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Contact

Scott Thelander

Director of Finance

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

281-298-4246

EARTHSTONE ENERGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 31,	December 31,
ASSETS	2017	2016
Current assets:
Cash	$10,006	$10,200
Accounts receivable:
Oil, natural gas, and natural gas liquids revenues	8,479	13,998
Joint interest billings and other, net of allowance of $163 at both March 31, 2017 and December 31, 2016	2,346	2,698
Prepaid expenses and other current assets	659	446
Total current assets	21,490	27,342

Oil and gas properties, successful efforts method:
Proved properties	364,758	363,072
Unproved properties	51,887	51,723
Total oil and gas properties	416,645	414,795

Accumulated depreciation, depletion and amortization	(153,152)	(145,393)
Net oil and gas properties	263,493	269,402

Other noncurrent assets:
Goodwill	17,620	17,620
Office and other equipment, net of accumulated depreciation of $2,221 and $1,600 at March 31, 2017 and December 31 2016, respectively	1,337	1,479
Derivative asset	1	—
Other noncurrent assets	553	669
TOTAL ASSETS	$304,494	$316,512
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$6,131	$11,927
Revenues and royalties payable	5,608	10,769
Accrued expenses	7,139	5,392
Derivative liability	799	4,595
Advances	4,997	4,542
Current portion of long-term debt	1,634	1,604
Total current liabilities	26,308	38,829

Noncurrent liabilities:
Long-term debt	12,272	12,693
Asset retirement obligation	6,186	6,013
Derivative liability	326	1,575
Deferred tax liability	15,738	15,776
Other noncurrent liabilities	167	169
Total noncurrent liabilities	34,689	36,226

Equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized; 22,575,052 issued and 22,559,695 outstanding at March 31, 2017 and 22,289,177 issued and 22,273,820 outstanding at December 31, 2016	23	23
Additional paid-in capital	455,513	454,202
Accumulated deficit	(211,579)	(212,308)
Treasury stock, 15,357 shares at March 31, 2017 and December 31, 2016, respectively	(460)	(460)
Total equity	243,497	241,457

TOTAL LIABILITIES AND EQUITY	$304,494	$316,512

EARTHSTONE ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2017	2016
REVENUES
Oil	$12,519	$5,539
Natural gas	1,694	943
Natural gas liquids	1,130	328
Total revenues	15,343	6,810

OPERATING COSTS AND EXPENSES
Lease operating expense	4,339	3,159
Severance taxes	790	382
Rig idle expense	—	1,269
Depreciation, depletion and amortization	7,889	5,505
General and administrative expense	3,492	2,686
Stock-based compensation	1,311	—
Transaction costs	803	512
Accretion of asset retirement obligation	152	128
Exploration expense	—	5
Total operating costs and expenses	18,776	13,646

Loss from operations	(3,433)	(6,836)

OTHER INCOME (EXPENSE)
Interest expense, net	(337)	(223)
Gain on derivative contracts, net	4,460	765
Other income (expense), net	1	(127)
Total other income (expense)	4,124	415

Income (loss) before income taxes	691	(6,421)
Income tax benefit	38	—
Net income (loss)	$729	$(6,421)

Net income (loss) per common share:
Basic	$0.03	$(0.46)
Diluted	$0.03	$(0.46)

Weighted average common shares outstanding:
Basic	22,276,996	13,820,128
Diluted	22,585,474	13,820,128

EARTHSTONE ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$729	$(6,421)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	7,889	5,505
Total gain on derivative contracts, net	(4,460)	(765)
Operating portion of net cash (paid) received in settlement of derivative contracts	(586)	1,991
Stock-based compensation	1,311	—
Accretion of asset retirement obligations	152	128
Deferred income taxes	(38)	—
Amortization of deferred financing costs	79	70
Changes in assets and liabilities:
Decrease in accounts receivable	5,920	3,258
Increase in prepaid expenses and other current assets	(214)	(244)
Decrease in accounts payable and accrued expenses	(1,710)	(4,576)
Decrease in revenues and royalties payable	(5,161)	(2,904)
Increase (decrease) in advances	455	(11,234)
Net cash provided by (used in) operating activities	4,366	(15,192)
Cash flows from investing activities:
Additions to oil and gas properties	(4,168)	(2,365)
Additions to office and other equipment	—	(20)
Net cash used in investing activities	(4,168)	(2,385)
Cash flows from financing activities:
Repayments of borrowings	(392)	—
Deferred financing costs	—	(3)
Net cash used in financing activities	(392)	(3)
Net decrease in cash and cash equivalents	(194)	(17,580)
Cash at beginning of period	10,200	23,264
Cash at end of period	$10,006	$5,684
Supplemental disclosure of cash flow information
Cash paid for:
Interest	$147	$142
Non-cash investing and financing activities:
Asset retirement obligations	$21	$(8)
Accrued capital expenditures	$1,575	$5,876

Earthstone Energy, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
Unaudited

Non-GAAP Financial Measure

The non-GAAP financial measure of Adjusted EBITDAX, as calculated by us below, is intended to provide readers with meaningful information that supplements our financial statements prepared in accordance with GAAP (Accounting Principles Generally Accepted in the U.S.). This disclosure may not be comparable to similarly titled measures used by other companies. Further, this non-GAAP measure should only be considered in conjunction with financial statements and disclosures prepared in accordance with GAAP and should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss, or any other GAAP measure of financial position or results of operations.

I. Adjusted EBITDAX

Adjusted EBITDAX is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis.  We define “Adjusted EBITDAX” as net income (loss) plus, when applicable, (gain) loss on sale of assets; accretion; impairment expense; depletion, depreciation and amortization; exploration expense; rig idle expense; interest expense; interest income; unrealized (gain) loss on derivatives; stock based compensation; and income tax benefit.

Our Adjusted EBITDAX should not be considered an alternative to net income (loss), operating income (loss), cash flow provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDAX may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDAX in the same manner.

The following table provides a reconciliation of net income (loss) to Adjusted EBITDAX for the periods indicated:

($000s)	Three Months Ended March 31,
	2017	2016
Net income (loss)	729	(6,421)
Accretion	152	128
Depletion, depreciation and amortization	7,889	5,505
Interest expense, net	337	223
Rig idle expense	--	1,269
Exploration	--	5
Unrealized (gain) loss on derivative contracts	(5,046)	1,226
Stock based compensation	1,311	--
Income tax benefit	(38)	--
Adjusted EBITDAX	5,334	1,935